			Exhibit 21

SOUTH JERSEY INDUSTRIES, INC.
SUBSIDIARIES OF REGISTRANT
AS OF DECEMBER 31, 2020

The following is a list of the significant subsidiaries of South Jersey Industries, Inc. in accordance with Item 601 of Regulation S-K.

	Percentage of
	Voting Securities
	Directly or Indirectly		State of
	Owned by Immediate Parent	Relationship	Incorporation/Formation

South Jersey Gas Company	100	(3)	New Jersey

Marina Energy LLC	100	(2)	New Jersey

South Jersey Energy Company	100	(2)	New Jersey

South Jersey Resources Group, LLC	100	(2)	Delaware

South Jersey Energy Solutions, LLC	100	(1)	New Jersey

SJI Midstream, LLC	100	(1)	Delaware

SJI Utilities, Inc.	100	(1)	New Jersey

Elizabethtown Gas Company	100	(3)	New Jersey

(1) Subsidiary of South Jersey Industries, Inc.
(2) Subsidiary of South Jersey Energy Solutions, LLC
(3) Subsidiary of SJI Utilities, Inc.